UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2014, Rex Energy Corporation (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with SWEPI, LP, an affiliate of Royal Dutch Shell plc (“Shell”), for the acquisition of approximately 208,000 gross (207,000 net) acres located in Armstrong, Butler, Lawrence, Beaver, Venango and Mercer Counties, Pennsylvania and Columbiana and Mahoning Counties, Ohio, along with the producing wells and associated equipment located on the acreage (the “Shell Transaction”). The Company is acquiring a 100% working interest in the assets, and will operate 100% of the acquired acreage. As consideration for the assets acquired, the Company will pay approximately $120 million in cash at closing.

The Purchase Agreement contains customary representations, warranties and covenants, including provisions for indemnification, subject to the limitations described in the Purchase Agreement. The assertions embodied in the representations and warranties were made solely for purposes of the Purchase Agreement and are not intended to provide factual, business or financial information about any of the parties to the Purchase Agreement. Moreover, some of the representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between the Company and Shell rather than establishing matters as facts. The parties have agreed to certain interim operating covenants through the closing.

Consummation of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions. The Purchase Agreement may be terminated by the Company or Shell if the transaction has not been closed on or before September 15, 2014. The Purchase Agreement may also be terminated by the Company or Shell for certain breaches of representations, warranties or covenants by the other party or by mutual written consent of the Company and Shell.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement. A copy of the Purchase Agreement will be filed with the Company’s next Quarterly Report on Form 10-Q, and the Company intends to request confidential treatment for certain portions of the Purchase Agreement, which will be omitted from the exhibit.

Item 7.01	Regulation FD Disclosure.

On August 12, 2014, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing its entrance into the Shell Transaction.

On August 12, 2014, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference, announcing its intention to offer depositary shares, each representing a 1/100th ownership interest in a share of the Company’s Convertible Perpetual Preferred Stock, Series A, with a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share).

On August 12, 2014, Rex Energy made available on its website a slide deck for the “Butler Operated Area Acquisition — Supplemental Information.” On August 13, 2014, Rex Energy will make available on its website an update to the “Rex Energy Corporate Presentation August 2014.” Both of these presentations can be accessed by going to www.rexenergy.com, selecting the “Investor Relations” tab, and then selecting the “Events & Presentations” tab. The presentations will be available on the company’s website until the next regular update.

In accordance with General Instruction B.2 of Form 8-K, the information under this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Rex Energy Corporation Press Release dated August 12, 2014.

99.2	Rex Energy Corporation Press Release dated August 12, 2014.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Rex Energy Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Sr. Vice President, General Counsel and Secretary

Date: August 12, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Rex Energy Corporation Press Release dated August 12, 2014.

99.2	Rex Energy Corporation Press Release dated August 12, 2014.